Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made between Samuel Weiser (“Employee”) and Premier Exhibitions, Inc. (“Employer”).

1. Separation Date. Employee and Employer acknowledge that Employee resigned his  employment with Employer as its President and Chief Executive Officer, effective June 13, 2014 (the “Separation Date”).  Employer will pay Employee’s regular pay through the Separation Date, as well as all accrued but unused paid time off.

2.  Consideration. In exchange for the release of claims and other promises by Employee detailed in this Agreement, Employer agrees to the following:

a.
Employer will pay Employee an amount equal to 12 months of Employee’s regular wages ($360,000), minus required withholdings (the “Separation Amount”). The first such payment of the Separation Amount will be made in a lump sum not later than the 10th day after the Separation Date, and shall be in the gross amount of $240,000 (less required withholdings). The remaining $120,000 of the Separation Amount shall be paid in twelve (12) equal monthly installments thereafter. Employer will issue Employee a Form W-2 for the Separation Amount.

b.
All outstanding equity grants pursuant to Sections 3(c), 3(d), 3(e), and 3(g) of Employee's June 29, 2012 Employment Agreement ("Original Employment Agreement"), as amended effective June 12, 2013, ("Amended Employment Agreement"), shall vest in full to the extent such grants have not already been vested.  Each such grant shall be paid in accordance with the terms, and subject to the conditions, of the applicable grant letter.

c.
For a period of twelve (12) months from the Separation Date, Employer shall pay the full lease amount (such amount not to exceed Two Thousand Dollars ($2,000)  per month) for the office space currently leased to Employer and utilized by Employee in Chicago, Illinois. Payments shall be made on a monthly basis. Employee shall be permitted to utilize such office space through June 30, 2015. All fees and costs associated with maintaining such office other than the monthly lease payments shall be paid by Employee.

d.
Employer shall, for twelve (12) months following the Separation Date, pay Employee the fee of Two Thousand Seven Hundred and Seventy Five Dollars and Seventeen Cents ($2,775.17) per month, as reimbursement for the cost of Employee’s insurance premiums.

e.
Provided this Separation Agreement is executed by Employee on or before 5:00 p.m. EDT on June 20, 2014, and is not later revoked, Employer shall timely reimburse Employee for the lesser of: (i) the actual attorney’s fees incurred by Employee in the negotiation and execution of this Separation Agreement; or (ii) Five Thousand Dollars ($5,000.00).

Employee acknowledges that in the absence of this Agreement he has no entitlement to the Separation Amount or any other consideration outlined in this Section. Employee further acknowledges that Employer's Board did not award him an annual bonus for FY 2014.

3. Acknowledgment of No Other Payments or Benefits. Except for the payments noted in Paragraphs 1 and 2 of this Agreement and vested benefits under Employer’s Section 401(k) savings plan, if any, to be paid in accordance with such plan, no other payments, bonuses, or benefits will be made by Employer to Employee; and Employee acknowledges that he has no entitlement to, or any right to make any claim for, any additional payments, commissions, bonuses, or benefits by Employer of any kind whatsoever.  Employee’s eligibility for coverage as an active employee under all employee benefit plans maintained by Employer terminated on the Separation Date.

4. Non-Admission. Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by Employer for any acts or omissions with respect to Employee, including but not limited to Employee’s employment with, or separation of employment from, Employer.

5. Release. Employee hereby releases Employer, together with all of Employer’s parents, subsidiaries, affiliates and divisions, including all related companies, employee leasing companies, and as to each, their respective successors and assigns, general and limited partners, directors, officers, representatives, attorneys, shareholders, agents, employees, and their respective heirs and personal representatives (collectively the “Releasees”), from any and all claims, causes of action, liabilities, costs (including attorney’s fees), obligations, and judgments of any kind in Employee’s favor (whether known or unknown), except as set forth herein (collectively the “Released Claims”).  Employee also represents and warrants that he has not sold, assigned, or transferred any Released Claim.

The Released Claims include, but are not limited to, any rights or claims in law or equity for breach of contract, wrongful termination, or past wages under applicable state law; claims relating to discrimination, harassment, retaliation, accommodation, or whistleblowing (for example, claims under the Age Discrimination in Employment Act (“ADEA”); claims relating to benefits (for example, claims under the Employee Retirement Income Security Act of 1974); claims relating to employee leave (for example, claims under the Family and Medical Leave Act); claims relating to mandatory notifications (for example, claims under the Worker Adjustment and Retraining Notification Act or the Fair Credit Reporting Act); claims relating to worker safety (for example, claims under the Occupational Health and Safety Act of 1970); or claims for personal injury, defamation, mental anguish, injury to health and personal reputation; and any other claim of any form against Releasees; provided, however, that this release does not extend to rights or claims the release of which is expressly prohibited by law or that may arise after the effective date of this Agreement.  Employee understands that the categories and statutes listed above are for example only, and that he is waiving all claims, whether based on federal, state, or local law, common law, or otherwise.

As part of this release, Employee covenants not to sue any Releasee in any forum or body whatsoever on any of the Released Claims. This release does not apply to any non-waivable charges or claims brought before a governmental agency such as the United States Equal Employment Opportunity Commission. With respect to any such non-waivable claims, however, Employee agrees to waive his right (if any) to any monetary or other recovery, except where expressly prohibited by law, including the amount, if any, awarded to him by the Securities Exchange Commission (“SEC”) under Section 922 of the Dodd-Frank Act for providing original and independent information to the SEC which leads to the successful recovery of fines and penalties by the SEC in excess of $1 million, and any recovery to which he may be entitled pursuant to workers’ compensation laws.

6. Acknowledgement Regarding Wages. Employee acknowledges and agrees that, with the payment noted in Paragraph 1, Employee: (a) has received all pay to which he was entitled during his employment with Employer; and (b) is not owed unpaid wages or unpaid overtime compensation by Employer.

7. Disclosure. Employee acknowledges and warrants that he is not aware of, or that he has fully disclosed to the Company in writing, any matters for which he was responsible or which came to his attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation, or other cause of action against the Company.

8. Consideration Period. Employee acknowledges and understands that he has a period of 30 days from receipt of this Agreement to consider its terms, although he need not take that long.  If Employee has not executed this Agreement and returned it to Employer within 31 days, this Agreement will be cancelled and will have no effect.

9. Revocation Period. Employee acknowledges and understands that, for a period of 7 days following his signing of this Agreement, he may revoke his release of his ADEA claims by delivering a written revocation to Tina Bingham, corporate counsel, via email at tbingham@prxi.com and via facsimile at 757-304-6175.  The Agreement will not be effective or enforceable with regard to Employee’s ADEA claims until the 7-day revocation period has expired.  If Employee timely revokes his release of his ADEA claims, Employer will decrease the Separation Amount by 50% and provide only one half of the consideration set forth in Section 2(b) herein.  The remaining Separation Amount and consideration will be paid as specified in the Agreement, and all releases other than the revoked ADEA release will remain in full force and effect.

10. Voluntary Execution. Employee acknowledges that he is hereby advised and encouraged to consult with an attorney of his choice before signing this Agreement; that he has carefully read this Agreement in its entirety; that he has had an adequate opportunity to consider it; that he understands its terms; that he voluntarily assents to all the terms and conditions contained in this Agreement; that he is signing it voluntarily and of his own free will; and that he is not suffering from any disability or condition that would render his unable to enter into this Agreement.

11. Non-disparagement. Each party agrees that he or it will not make any statements, written or verbal, that are derogatory or disparaging concerning the other party and/or the Releasees.  Employer shall make its officers and directors aware of the obligation set forth in this section.  If either party breaches the provisions of this paragraph, the breaching party will be liable to the other party for any damages incurred as a result of such noncompliance. The parties acknowledge that equitable relief, including, but not limited to specific performance by injunction, would be an appropriate remedy for the breach of this section.

12. Return of Property. Employee represents that within ten (10) days of the Separation Date, he will return, at Employer’s expense, all physical property of Releasees, including the computer used by Employee and owned by Employer. The Employee will return all additional property and business records (including documents and information) of Releases within ten (10) days following Employee’s departure from service as a member of Employer’s Board of Directors.  To the extent such information was in electronic form, Employee represents that he will irretrievably deleted it to the best of his ability and will take no steps to retrieve it.

13. Post-Employment Restrictions.

a.
Employee restates and reaffirms his commitment to honor the restrictive covenants set forth in Section 6 of his Original Employment Agreement, as amended in the Amended Employment Agreement, both of which are explicitly referenced and incorporated herein, except that:

(i)	Capital Letter "C" on pages 2-3 of the Amended Employment Agreement, which replaced Section(s) 6(b) and/or 6(e) of the Original Employment Agreement, is deleted in its entirety; and

(ii)	The entire Section 6 of the Original Employment Agreement is fully reinstated and shall be honored as originally drafted; except that

(iii)	The time period set forth in Section 6(b)(i) of the Original Employment Agreement is hereby amended and expanded from 6 months to 12 months.

b.
To the maximum extent permitted by law, the time periods set forth in Section 6 of the Original Employment Agreement, as reincorporated and modified herein, will be tolled and suspended during any period in which Employee is in violation of his restrictive covenants.

c.
Notwithstanding anything to the contrary in this Agreement or Section 6 of his Original Employment Agreement, Employee may purchase shares of stock in Employer and/or shares of stock in any shareholder(s) of Employer.

d.
For a period of six (6) months following the Separation Date, Employee agrees not to directly or indirectly wage, participate in, or assist other persons or entities in a proxy solicitation involving Employer.

14. Cooperation. Employee agrees that it is an essential term of this Agreement that he cooperate with Employer and its counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving Employer of which Employee may have knowledge or in which Employee may be a witness.  Such cooperation includes meeting with Employer representatives and counsel to disclose such facts as Employee may know; preparing with Employer counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Employer and its counsel in the defense or prosecution of litigation as may, in the sole judgment of Employer’s counsel, be necessary.  Employer agrees to reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with complying with this obligation and which are pre-authorized by Employer. Employer agrees that Employee shall provide such cooperation for reasonable amounts of time, and on normal business days and times that do not unduly interfere with Employee’s other obligations. Nothing in this Section shall be construed in any way as prohibiting or discouraging Employee from bringing a good-faith charge to an appropriate government agency, or from testifying truthfully under oath as part of, or in connection with, any legal proceeding.

15. No Precedent. The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than Employee.  This Agreement may not be offered, used, or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

16. Attorneys’ Fees.  In any litigation filed to enforce the terms of this Agreement, the prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and reasonable attorneys’ fees incurred in such matter.

17. Entire Agreement. This Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements on the subject matter of this Agreement, and cannot be modified except by a writing signed by both parties.  This Agreement constitutes the entire understanding of the parties, and it supersedes all prior oral or written agreements on the subject matter of this Agreement except for the complementary and non-contradictory portions of: (a) the Original Employment Agreement dated June 29, 2012; (b) the Amended Employment Agreement dated June 12, 2013; and (c) the grant letters that accompanied the grants referenced in Section 2(b) herein, each of which otherwise remains in full force and effect.  This Agreement cannot be modified except by a writing signed by both parties.

18. Choice of Law. This Agreement will be governed and construed under the laws of the State of Georgia without regard to the conflict of laws principles of that state.

19.  Binding Effect. This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

20. Captions. The captions to the various sections of this Agreement are for convenience only and are not part of the Agreement.

21. Severability. If any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of the Agreement, including any other provision of the Agreement.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.

22. Waiver. The waiver by either party of a breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the party.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.  Transmission of such counterparts by facsimile or .pdf formatted documents via email shall be considered originals for all purposes.

The undersigned have executed this Agreement as follows.

/s/ Samuel S. Weiser	June 20, 2014
Samuel Weiser	Date

Premier Exhibitions, Inc.

By: /s/ Michael J. Little

Name: Michael J. Little

Title: CFO/COO

Date: 6/20/2014